Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	John M. McCaffery Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7290

STATE CHARTER APPROVED

BRIDGEHAMPTON NATIONAL BANK TO BECOME BNB BANK

(Bridgehampton, NY – November 15, 2017) Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (“BNB”), today announced the approval of the application filed by Bridgehampton National Bank with the New York State Department of Financial Services to convert from a national bank to a New York chartered commercial bank. The bank has filed an application with the Federal Reserve Bank of New York to remain a member of the Federal Reserve System and expects approval before the end of the year. “This change to a State Charter has been under consideration for some time,” stated Kevin O’Connor, President and CEO. “The primary impact will be more efficiency both from a regulatory and operational standpoint. It will be transparent to our customers, who will continue to receive the same level of personal service and community commitment BNB has delivered for over 100 years.”

As part of the charter change, Bridgehampton National Bank will become BNB Bank. “Since early in our history, Bridgehampton National Bank was known as BNB,” noted Kevin O’Connor. “We have an established brand identity in BNB and over the past 8 years, we have been transitioning to using BNB in our logo, marketing and positioning of the Bank. Continuing as BNB Bank is both a nod to our strong roots on the East End of Long Island, and a look to our future growth.”

Along with these changes, BNB has recently assessed its branch network to ensure its markets are covered efficiently. A number of branches have been identified for closure or consolidation into nearby locations. These branches include: Center Moriches, Cutchogue, Hewlett, Merrick, New Hyde Park, and our Walt Whitman Road Melville location. The branches will close on February 16, 2018. Branch customers have been notified and their accounts will automatically be transferred to the closest corresponding branch. The Bank expects to take a pre-tax charge in the 4th quarter of 2017 related to exiting lease obligations, employee severance, and other related charges of no more than $6.6 million.  The impact on 2018 pre-tax income, in the form of cost savings and expected deposit runoff is estimated to be no less than $3.3 million, with an expected payback period of no more than 22 months.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, BNB, with assets of approximately $4.3 billion, operates 44 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, the Bank operates one loan production office in Manhattan. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation. For more information visit www.bridgenb.com.

BNB has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

This release contains statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. The Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, unanticipated regulatory impediments to receiving final approval of the charter conversion, and increased costs and/or a shortfall in expected savings resulting from the branch closings and consolidations. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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